Exhibit 10.5

                                  CLAIRE'S INC.
                               2400 W. Central Rd.
                            Hoffman Estates, IL 60192

[date]

[name]
[address]

Re:   Grant of Stock Options

Dear [first name]:

We are pleased to inform you that you have been granted options to purchase _________(1) shares of common stock of Claire's Inc. (the "Company"), the parent company of Claire's Stores, Inc. As further described below, the options have varying features relating to vesting and are denominated as a "Time Option" and a "Performance Option". These options are collectively referred to as the "Options". The Options have been granted pursuant to the Company's Stock Incentive Plan (the "Plan"), a copy of which is attached as Exhibit A, and the Options and underlying Shares are subject in all respects to the provisions of the Plan (including, without limitation, Section 8), except as specifically modified hereby. Capitalized terms not otherwise defined in the text or in paragraph 6 are defined in the Plan.

1.    Time Option: The key terms of the Time Option are as follows:

      (a)   Number of Shares. __________

      (b)   Exercise Price per Share. $10.00

      (c) Vesting. The Time Option will vest and become exercisable in four equal annual installments on May 29 of each of 2008, 2009, 2010 and 2011, provided that the Time Option will become fully vested and exercisable immediately prior to a Change of Control.

2. Performance Option: The key terms of the Performance Option are as follows:

      (a)   Number of Shares. ___________

      (b)   Exercise Price per Share. $10.00

      (c) Vesting. If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the "Performance Goal"), then (1) if such Measurement Date is other than the date of a Claire's Investors Liquidity Event, the Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such

----------
(1)   total of 1(a) and 2(a)

            Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Claire's Investors Liquidity Event, the Performance Option will become fully vested and immediately exercisable at such time.

3. Termination of the Options. The Options shall terminate pursuant to the provisions of Section 5 of the Plan, provided that a Performance Option shall terminate no later than the date of a Claire's Investors Liquidity Event to the extent the Performance Goal is not achieved at such time, or was not previously achieved.

4. Representations. By accepting this award of Options, you represent to the following, and understand that the Company would not have granted this award to you but for your representations and acknowledgements below.

      (a) Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the grant of the Options nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

      (b) Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ANY OF ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE OPTIONS OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE


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

            HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE OPTIONS OR UNDERLYING SHARES.

      (c) Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 5(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award ("Data"). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

      (d) Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

5. Vesting upon Death/Disability. As to the Time Option, as well as the Performance Option where the Performance Goal had previously been achieved, a portion of each such Option will become vested and exercisable upon termination of your employment with the Company and its Affiliates by reason of your death or Disability, such portion to equal the portion of each such Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

6.    Definitions. For purposes of this letter:

      (a) "Apollo" means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.


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

      (b) "Board" means the board of directors of the Company, or any committee thereof duly authorized to act on behalf of the Board.

      (c) "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      (d)   "Change of Control" means:

            (i) any event occurs the result of which is that any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

            (ii) after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

            (iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or


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

            (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

      (e) "Claire's Investors Liquidity Event" means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by all Claire's Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Claire's Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

      (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (g) "Investor Sale" means of sale of Shares by a Claire's Investor in connection with or following a Qualified Public Offering.

      (h) "Investor Percentage" means the percentage derived by dividing (i) the number of Shares of Common Stock held by all Claire's Investors immediately following the applicable Investor Sale, by (ii) the number of Shares held by all Claire's Investors as of the date hereof (subject to adjustment for stock splits etc.).

      (i) "Fully Diluted Shares" means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

      (j) "Measurement Date" means (1) prior to a Qualified IPO, the last day of any fiscal quarter, starting with the last day of the eighth full fiscal quarter after May 29, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Claire's Investors Liquidity Event, whether before or after a Qualified IPO.

      (k) "Net Equity Value" means (1) 8.5 multiplied by the Company's consolidated earnings, before interest, income taxes, depreciation and amortization ("EBITDA") for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) all debt and capital leases outstanding as of the Measurement Date. EBITDA, cash and debt shall be determined by the Committee based on the Company's financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Committee shall deem equitable and appropriate.

      (l)   "Permitted Holder" means Apollo.


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

      (m) "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      (n)   "Related Party" means:

            (i) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

            (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

      (o)   "Subsidiary" means, with respect to any specified Person:

            (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      (p) "Target Stock Price" means $10.00, accumulated at an effective annual rate of 22.5% from May 29, 2007 to the Measurement Date, provided that the Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

      (q) "Value Per Share" means (1) prior to a Qualified IPO, the Net Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO,


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

            the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Claire's Investors Liquidity Event, the price per Share realized by the Claire's Investors.

      (r) "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

7. Federal Taxes: The Options granted to you are treated as "nonqualified options" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options. The Company is not making any representations concerning the tax treatment of the Options, and is not responsible for any taxes, interest or penalties you incur in connection with your Options, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

CLAIRE'S INC.

By:
   ------------------------------
Name:  Eugene S. Kahn

Title:   Chief Executive Officer

Agreed to and Accepted by:



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